Orbitz Worldwide, Inc. Reports Fourth Quarter and Full Year 2011 Results

Recent Completion of Orbitz Worldwide Global Platform Migration Sets Stage for Enhanced Focus on Customer Experience and Operational Efficiency in 2012

Chicago, February 16, 2012 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the fourth quarter and full year ended December 31, 2011.

"2011 was an investment year for Orbitz Worldwide, and we are pleased to be announcing today the completion of our multi-year global platform migration. While the first half of 2011 was challenging from a performance perspective, we continue to be pleased with the second half improvements in the trajectory of our US leisure brands that have continued into the first quarter of this year," said Barney Harford, CEO of Orbitz Worldwide. "In 2012 we look forward to reaping the benefits of having all of our consumer-facing businesses on a common platform and being able to focus our efforts on innovation and growth."

	Three Months Ended			Years Ended
(in thousands, except	December 31,			December 31,
per share data)	2011	2010	Change(a)	2011	2010	Change(a)

Gross bookings	$2,518,011	$2,550,749	(1)%	$11,340,518	$11,370,177	—%
Net revenue	$177,146	$182,364	(3)%	$766,819	$757,487	1%
Net revenue margin(b)	7.0%	7.1%	(0.1) ppt	6.8%	6.7%	0.1 ppt
Net loss	$(46,505)	$(78,041)	(40)%	$(37,277)	$(58,237)	(36)%
Basic and Diluted EPS	$(0.44)	$(0.76)	(41)%	$(0.36)	$(0.58)	(38)%
Operating cash flow	$3,973	$(25,040)	**	$117,846	$98,609	20%
Capital spending	$8,319	$12,164	(32)%	$44,059	$40,010	10%

EBITDA(c)	$(22,295)	$(51,231)	(56)%	$65,802	$61,105	8%
Impairments	$49,891	$79,546	(37)%	$49,891	$81,250	(39)%
Other adjustments	$2,529	$(1,967)	**	$11,176	$10,099	11%
Adjusted EBITDA(c)	$30,125	$26,348	14%	$126,869	$152,454	(17)%

** Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	Represents net revenue as a percentage of gross bookings.

(c)
Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

Fourth Quarter 2011 Financial Highlights

The company reported a net loss of $46.5 million or $0.44 per diluted share for the fourth quarter 2011 compared with a net loss of $78.0 million or $0.76 per diluted share for the fourth quarter 2010. The net loss for both periods was due to non-cash goodwill and intangible asset impairment charges. Adjusted EBITDA was $30.1 million for the fourth quarter 2011, an increase of 14 percent year over year.

Gross Bookings and Net Revenue
Gross bookings declined one percent year over year. The decrease in gross bookings was driven primarily by lower volume, partially offset by higher air fares, a mix shift towards international air carriers and higher average daily rates ("ADRs") for hotel rooms. Total hotel gross bookings, including hotels booked on a standalone basis and as part of a vacation package, increased four percent year over year due primarily to ADR expansion.

Net revenue was $177.1 million for the fourth quarter 2011, exceeding the top end of the company's guidance range and down three percent year over year. This decline was due primarily to the fact that net revenue for the fourth quarter 2010 benefited from a $5.6 million non-cash reduction to the company's unfavorable contract liability upon American Airlines' termination of the Charter Associate Agreement. Excluding this one-time benefit, net revenue for the fourth quarter 2011 was flat year over year.

Hotel net revenue, including hotels booked on a standalone basis and as part of a vacation package, represented 36.3 percent of the company's total net revenue for the year ended December 31, 2011, up from 35.6 percent for 2010. Net revenue from ebookers represented 23 percent of the company's total net revenue for the year ended December 31, 2011, up from 18 percent for 2010. International net revenue increased to 29 percent of the company's total net revenue for full year 2011, up from 23 percent for 2010.

	Three Months Ended			Years Ended
	December 31,			December 31,
(in thousands)	2011	2010	Change	2011	2010	Change

Net Revenue
Standalone Air	$59,295	$66,880	(11)%	$265,167	$274,568	(3)%
Standalone Hotel	50,110	51,711	(3)%	209,589	203,821	3%
Vacation Package	28,958	25,972	11%	120,688	115,161	5%
Advertising and Media	13,975	12,526	12%	54,599	49,353	11%
Other	24,808	25,275	(2)%	116,776	114,584	2%
Total Net Revenue	$177,146	$182,364	(3)%	$766,819	$757,487	1%

Domestic	$128,547	$135,707	(5)%	$547,120	$579,585	(6)%
International	48,599	46,657	4%	219,699	177,902	23%
Total Net Revenue	$177,146	$182,364	(3)%	$766,819	757,487	1%

▪
Standalone air net revenue was $59.3 million in the fourth quarter 2011, down 11 percent year over year. This decline was driven in part by a one-time benefit recorded to air revenue in the fourth quarter 2010 to reduce an unfavorable contract liability. Air revenue also declined due to lower air volume for the company's domestic leisure brands driven by actions taken by certain airlines earlier in the year to limit the forward distribution of their fares on meta-search sites, higher air fares and a fare structure change implemented by a major airline. Higher net revenue per airline ticket for the company's domestic leisure brands partially offset the lower volume. ebookers air net revenue was down year over year due to lower net revenue per airline ticket, partially offset by higher air volume.

▪
Standalone hotel net revenue was $50.1 million in the fourth quarter 2011, down 3 percent year over year. This decline was driven primarily by lower volume for HotelClub, partially offset by continued strength at ebookers.

•
Vacation package net revenue increased 11 percent in the quarter to $29.0 million driven by ebookers. ebookers vacation package net revenue increased due primarily to higher volume as a result of the company's strategic focus on vacation packages, particularly on promoting beach destinations, and the success of new product offerings introduced in late 2010.

▪	Advertising and media revenue increased 12 percent year over year in the fourth quarter to $14.0 million due primarily to higher display revenue.

▪
Other net revenue, which is comprised primarily of car rental, cruise, destination services, travel insurance and airline hosting revenue, declined two percent year over year. This decline was primarily due to lower car revenue driven by lower car ADRs, volume and breakage and due to lower hosting revenue driven by the termination of a remaining airline hosting agreement in July

2011. This decline was partially offset by higher travel insurance revenue driven by higher air fares, higher attachment rates, and the shift to a new travel insurance provider at ebookers which resulted in higher economics and an improved product offering.

In order to provide a more comparable view of the company's operating performance across periods, Appendix A to this press release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this press release.

Operating Expenses

Cost of revenue

Cost of revenue comprised primarily of costs to operate customer service call centers, credit card processing fees and other costs, which included customer refunds and charge-backs, hosting costs and connectivity and other processing costs.

	Three Months Ended December 31,		$	%
	2011	2010	Change	Change
	(in thousands)

Customer service costs	$12,115	$13,633	$(1,518)	(11)%
Credit card processing fees	9,737	9,926	(189)	(2)%
Other (a)	9,632	10,701	(1,069)	(10)%
Total cost of revenue (a)	$31,484	$34,260	$(2,776)	(8)%
% of net revenue	17.8%	18.8%

(a) During the first quarter 2011, the company changed its classification of expenses for commissions to private label partners ("affiliate commissions") from cost of revenue to marketing expense to better reflect the nature of these costs and more closely align with general industry practice. The company has reclassified affiliate commissions of $4.9 million from cost of revenue to marketing expense for the three months ended December 31, 2010 to conform to the current year presentation.

Cost of revenue for the fourth quarter 2011 decreased eight percent year over year due primarily to a decrease in customer service costs driven by lower volume and a decrease in customer refunds and charge-backs. Cost of revenue as a percentage of net revenue decreased 101 basis points to 17.8 percent for the fourth quarter 2011.

Selling, general and administrative (SG&A) expense

SG&A expense comprised primarily of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs, which included legal, foreign currency transaction and hedging costs and other administrative costs.

	Three Months Ended December 31,		$	%
	2011	2010	Change	Change
	(in thousands)
Wages and benefits	$38,703	$35,922	$2,781	8%
Contract labor	7,013	6,064	949	16%
Network communications, systems maintenance and equipment	6,302	6,286	16	—%
Other	14,419	14,577	(158)	(1)%
Total SG&A	$66,437	$62,849	$3,588	6%
% of net revenue	37.5%	34.5%

SG&A expense for the fourth quarter 2011 increased six percent year over year due in part to the higher use of contract labor required to support the global platform migrations and higher severance costs resulting from the migration of HotelClub to the global platform. In addition, the company incurred higher employee benefits and compensation costs.

Marketing expense

Marketing expense primarily comprised of online marketing costs, such as search and banner advertising and affiliate commissions, and offline marketing costs, such as television, radio and print advertising.

	Three Months Ended December 31,		$	%
	2011	2010	Change	Change
	(in thousands)
Marketing expense	$51,803	$56,940	$(5,137)	(9)%
% of net revenue	29.2%	31.2%

Marketing expense declined nine percent year over year in the fourth quarter 2011. Marketing expense as a percentage of net revenue decreased 198 basis points to 29.2 percent for the fourth quarter 2011, down from 31.2 percent in the fourth quarter 2010. This decrease was driven primarily by lower offline marketing and improved efficiencies in the company's online channels.

Interest Expense
Orbitz Worldwide incurred net interest expense of $10.4 million in the fourth quarter 2011, a decline of two percent year over year. This decline was due primarily to a lower effective interest rate on the company's term loan partially offset by higher letter of credit fees.

At December 31, 2011, $300.0 million of the $472.2 million outstanding on the term loan had fixed interest rates through interest rate swaps. The weighted-average effective interest rate on the term loan was 3.81 percent at December 31, 2011, down from 4.27 percent at December 31, 2010. At December 31, 2011, Orbitz Worldwide was in compliance with all financial covenants in its Credit Agreement.

Cash Flow
Orbitz Worldwide generated operating cash flow of $117.8 million for the year ended December 31, 2011, an increase of 20 percent year over year. The increase in operating cash flow was mainly due to net changes in the company's working capital accounts primarily driven by the timing of payments received from Travelport and changes in the company's other current liability balances. This was partially offset by higher spending to support the company's strategic initiatives and legal costs.

The company expects to make a $32.2 million payment on its term loan in March 2012 based on excess cash flow for full year 2011, as required under its Credit Agreement.

At December 31, 2011, cash and cash equivalents were $136.2 million, up 40 percent from $97.2 million at December 31, 2010.

Operational Highlights

Consumer Brands

•
In February 2012, Orbitz Worldwide completed its global platform migration, a multi-year initiative to bring all of its consumer brands onto a common technology platform, with the successful migration of the remaining air, car and dynamic packages paths of Orbitz.com. During the fourth quarter 2011 the company migrated CheapTickets and HotelClub to the global platform.

•
In November 2011, Orbitz Worldwide announced it signed a multi-year agreement for Orbitz.com to be the primary travel booking partner for AOL Travel. The partnership went live in February 2012. Visitors to AOL Travel can now book hotels, vacation packages, flights, rental cars, cruises and more on Orbitz.com, and Orbitz.com customers now have exclusive access to AOL travel guides.

•
Orbitz Worldwide made strong progress in the growth of its mobile channel in 2011 for air, car, dynamic packaging and, in particular, hotel. In December 2011, over 12 percent of hotel searches across the company's brands were made on mobile devices, up from just five percent in December 2010. In 2011, Orbitz Worldwide received a number of industry distinctions including nominations for “Best Mobile Travel App,” “Best Mobile Website” and “Best Mobile Strategy” in the Eye for Travel mobile travel competition and winning the "Best Mobile Application 2011 Travolution Award” for the ebookers Explorer App. Recent product launches include:

◦
In November 2011, Orbitz relaunched a faster, more powerful version of its mobile website m.orbitz.com making it easy for travelers to search for and book hotel rooms, airline tickets, car rentals and, in a feature unique to Orbitz Worldwide brands, vacation packages from any web-enabled mobile phone.

◦
In December 2011, Orbitz Worldwide launched the "Mobile Steals" program offering mobile-exclusive discounts of up to 50% off hotel rates in more than 75 markets through all mobile channels including the mobile websites m.orbitz.com, m.cheaptickets.com and m.ebookers.com, and the company's native applications for iPad, iPhone and Android.

◦
In December 2011, ebookers.com launched Hotels by ebookers App for iPhone, a native application that gives customers an intuitive search-and-book experience designed specifically for iPhone and offers travelers powerful comparison tools, secure booking in just three taps. Orbitz.com launched a similar Hotels by Orbitz App for iPhone in February 2012.

Private Label Distribution

•	During the fourth quarter, the company signed private label distribution agreements with Aqua Resorts, Aston Resorts and Solmar to power the vacation package capabilities on their respective websites.

•	During the fourth quarter, the company launched its previously announced private label partnerships with Hawaiian Airlines and the Chicago Convention and Tourism Bureau.

Corporate Travel

•
In December 2011, Orbitz for Business introduced 'Guest Traveler' to manage recruitment and meeting/incentive travel. This feature allows companies to streamline their processes for non-employee travel, saving time and costs while gaining more control and visibility of this travel segment.

•
In January 2012, Orbitz for Business announced a new partnership with Limos.com, the world's largest online marketplace for private car services, adding over 2,000 local town car and limousine suppliers to complement its existing portfolio of leading car rental providers. Orbitz for Business customers can now search, compare and book private car services directly through the familiar Orbitz for Business interface, with integrated reporting and access to negotiated discounts of up to 40 percent off standard rates.

Partner Services

•
In February 2012, Orbitz Worldwide signed a new multi-year marketing and distribution agreement with United Airlines that gives Orbitz.com, CheapTickets and Orbitz for Business customers access to all United and Continental fares, schedules and inventory.

•	In the fourth quarter 2011, Orbitz Worldwide signed marketing and distribution agreements with Virgin Atlantic and Etihad Airlines.

•
During the fourth quarter, Orbitz Worldwide reached partnership agreements with a number of regional hotels and hotel groups including The Hay-Adams in Washington, D.C., Luabay Hotels, JKS Hotels and SBH Hotels in Spain, Arc Avenues Hotels and Teneo Suites in France, Isrotel Hotels in Israel, Attitude Resort in Mauritius, Premier Inn in United Arab Emirates, Moli Apartments in London, Relais & Chateaux Santa Teresa in Rio de Janeiro and 8Hotels primarily in Australia with properties in Indonesia and France.

•	In December 2011, ebookers signed an agreement with SilverRail. Following the launch of this partnership, customers will have the ability to book high-speed rail travel through ebookers websites.

•
During the fourth quarter, Orbitz Worldwide signed partner marketing contracts with a number of destination marketing organizations including Mexico Tourism, Ixtapa Zihuatanejo Convention and Visitors Bureau, Los Cabos Convention and Visitors Bureau, Tourism Whistler, Ski Utah, New Orleans Convention and Visitors Bureau, Jackson Hole Tourism Board, Texas Tourism, Colorado Tourism and Daytona Beach Convention and Visitors Bureau. Orbitz Worldwide has partner marketing agreements with over 225 destination marketing organizations.

Outlook

For the first quarter 2012, the company expects:

•	Net revenue in the range of $187 million to $193 million; and

•	Adjusted EBITDA between $17 million and $20 million.

For the full year 2012, the company expects Adjusted EBITDA to grow in the high single to low double digits year over year.

This outlook assumes foreign exchange rates as of January 31, 2012.

Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its fourth quarter 2011 results at 10:00 a.m. EST (9:00 a.m. CST) on Thursday, February 16, 2012. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at investors.orbitz.com. An archive of the webcast and a transcript will also be available on the website for at least 30 days.

About Orbitz Worldwide

Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com) and the Away Network (www.away.com). Also within the Orbitz Worldwide family, Orbitz Worldwide Distribution (corp.orbitz.com/partnerships/distribution) delivers private label travel solutions to a broad range of partners including many of the world's largest airlines, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for corporations. For more information on partnership opportunities with Orbitz Worldwide, visit corp.orbitz.com.

Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at investors.orbitz.com. You can sign up to receive email alerts whenever the company posts new information to the website.

Forward-Looking Statements

This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company's expected financial performance and its strategic operational plans. The results presented are unaudited. The company's actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; the termination of any major supplier's participation on the company's websites; maintenance and protection of the company's information technology and intellectual property; the outcome of pending litigation; the company's level of indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the company's filings with the Securities and Exchange Commission ("SEC") which are available on the SEC's website at www.sec.gov or the company's Investor Relations website at investors.orbitz.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of February 16, 2012, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:            Investor Contact:
Chris Chiames        Melissa Hayes
+1 312 894 6890        +1 312 260 2428
chris.chiames@orbitz.com    melissa.hayes@orbitz.com

Orbitz Worldwide, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Net revenue	$177,146	$182,364	$766,819	$757,487
Cost and expenses
Cost of revenue	31,484	34,260	139,390	138,279
Selling, general and administrative	66,437	62,849	270,617	244,114
Marketing	51,803	56,940	241,670	232,757
Depreciation and amortization	14,885	16,442	60,540	72,891
Impairment of goodwill and intangible assets	49,891	70,151	49,891	70,151
Impairment of property and equipment and other assets	—	9,395	—	11,099
Total operating expenses	214,500	250,037	762,108	769,291
Operating income (loss)	(37,354)	(67,673)	4,711	(11,804)
Other income (expense)
Net interest expense	(10,436)	(10,636)	(40,488)	(44,070)
Other income	174	—	551	18
Total other expense	(10,262)	(10,636)	(39,937)	(44,052)
Loss before income taxes	(47,616)	(78,309)	(35,226)	(55,856)
Provision (benefit) for income taxes	(1,111)	(268)	2,051	2,381
Net loss	$(46,505)	$(78,041)	$(37,277)	$(58,237)

Net loss per share - basic and diluted
Net loss per share	$(0.44)	$(0.76)	$(0.36)	$(0.58)
Weighted-average shares outstanding	104,750,535	103,255,223	104,118,983	101,269,274

Orbitz Worldwide, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$136,171	$97,222
Accounts receivable (net of allowance for doubtful accounts of $1,108 and $956, respectively)	62,377	54,702
Prepaid expenses	15,917	17,425
Due from Travelport, net	3,898	15,449
Other current assets	2,402	3,627
Total current assets	220,765	188,425
Property and equipment, net	141,702	158,063
Goodwill	647,300	677,964
Trademarks and trade names	108,194	128,431
Other intangible assets, net	4,162	7,649
Deferred income taxes, non-current	7,311	8,147
Other non-current assets	16,352	48,024
Total Assets	$1,145,786	$1,216,703

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$30,937	$26,491
Accrued merchant payable	238,694	233,850
Accrued expenses	120,962	105,798
Deferred income	28,953	30,850
Term loan, current	32,183	19,808
Other current liabilities	2,034	5,994
Total current liabilities	453,763	422,791
Term loan, non-current	440,030	472,213
Tax sharing liability	68,411	101,545
Unfavorable contracts	4,440	8,068
Other non-current liabilities	18,617	22,233
Total Liabilities	985,261	1,026,850
Commitments and contingencies
Shareholders' Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 103,814,769 and 102,368,097 shares issued, respectively	1,038	1,023
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid-in capital	1,036,093	1,029,215
Accumulated deficit	(880,886)	(843,609)
Accumulated other comprehensive income (net of accumulated tax benefit of $2,558)	4,332	3,276
Total Shareholders' Equity	160,525	189,853
Total Liabilities and Shareholders' Equity	$1,145,786	$1,216,703

Orbitz Worldwide, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Years Ended December 31,
	2011	2010
Operating activities:
Net loss	$(37,277)	$(58,237)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net gain on extinguishment of debt	—	(57)
Depreciation and amortization	60,540	72,891
Impairment of goodwill and intangible assets	49,891	70,151
Impairment of property and equipment and other assets	—	11,099
Amortization of unfavorable contract liability	(1,678)	(9,226)
Non-cash net interest expense	15,008	15,797
Deferred income taxes	767	1,494
Stock compensation	8,521	12,535
Changes in assets and liabilities:
Accounts receivable	(7,073)	(222)
Deferred income	(2,291)	(831)
Due from Travelport, net	12,960	(12,126)
Accrued merchant payable	1,358	14,593
Accounts payable, accrued expenses and other current liabilities	20,738	(11,636)
Other	(3,618)	(7,616)
Net cash provided by operating activities	117,846	98,609

Investing activities:
Property and equipment additions	(44,059)	(40,010)
Changes in restricted cash	(3,471)	(132)
Net cash used in investing activities	(47,530)	(40,142)

Financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	48,930
Payments of fees to repurchase a portion of the term loan	—	(248)
Payments on the term loan	(19,808)	(20,994)
Payments to extinguish debt	—	(13,488)
Employee tax withholdings related to net share settlements of equity-based awards	(1,628)	(2,984)
Proceeds from exercise of employee stock options	—	72
Payments on tax sharing liability	(8,847)	(18,885)
Payments on line of credit	—	(42,221)
Proceeds from note payable	—	800
Payments on note payable	(228)	(57)
Net cash used in financing activities	(30,511)	(49,075)

Effects of changes in exchange rates on cash and cash equivalents	(856)	(826)
Net increase in cash and cash equivalents	38,949	8,566
Cash and cash equivalents at beginning of year	97,222	88,656
Cash and cash equivalents at end of year	$136,171	$97,222

Supplemental disclosure of cash flow information:
Income tax payments, net	$1,342	$1,120
Cash interest payments, net of capitalized interest of $0 and $17, respectively	$26,613	$27,935
Non-cash investing activity:
Capital expenditures incurred not yet paid	$447	$2,948
Non-cash financing activity:
Repayment of term loan in connection with debt-equity exchange	$—	$49,564

Appendix A: Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company's financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:

•
These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company's business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company's business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company's actual results against management's expectations.

•
EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility), if at all, in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company's interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company's non-GAAP measures is consistent with the company's intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company's business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•
Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company's business, by excluding the items described above and items such as litigation settlements that are not driven by core operating results, certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges.

EBITDA and Adjusted EBITDA, as presented for the three months and years ended December 31, 2011 and December 31, 2010, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company's income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net loss to EBITDA:

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net loss	$(46,505)	$(78,041)	$(37,277)	$(58,237)
Net interest expense	10,436	10,636	40,488	44,070
Provision (benefit) for income taxes	(1,111)	(268)	2,051	2,381
Depreciation and amortization	14,885	16,442	60,540	72,891
EBITDA	$(22,295)	$(51,231)	$65,802	$61,105
EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
EBITDA	$(22,295)	$(51,231)	$65,802	$61,105
Impairment of goodwill and intangible assets (a)	49,891	70,151	49,891	70,151
Impairment of property and equipment and other assets (b)	—	9,395	—	11,099
Stock-based compensation expense (c)	1,728	1,875	8,521	12,862
Acceleration of amortization of net unfavorable contract liability (d)	402	(5,342)	1,846	(5,342)
Litigation settlements (e)	399	1,500	809	2,788
Net gain on extinguishment of debt (f)	—	—	—	(57)
Restructuring (g)	—	—	—	(152)
Adjusted EBITDA	$30,125	$26,348	$126,869	$152,454

(a)	Represents the non-cash charge recorded for the impairment of goodwill and intangible assets.
(b)
Represents non-cash charges recorded for the impairment of assets related to in-kind marketing and promotional support from Northwest Airlines and American Airlines ("AA") under their respective Charter Associate Agreements. Also includes a non-cash charge recorded for the impairment of capitalized software for HotelClub.

(c)
Primarily represents non-cash stock compensation expense; the year ended December 31, 2010 also includes expense related to restricted cash awards granted prior to the company's initial public offering in July 2007. These restricted cash awards became fully vested in May 2010.

(d)
Primarily represents a non-cash charge recorded to accelerate the amortization of the in-kind marketing and promotional support asset from Continental Airlines under its Charter Associate Agreement with the company. The useful life of this asset was shortened in 2010 following the merger of Continental Airlines and United Airlines. Fourth quarter and full year 2010 also includes a non-cash reduction in the unfavorable contract liability related to the reduction in expected future rebate payments the company would be required to make following AA's termination of its Charter Associate Agreement with the company effective December 2010. This reduction was recorded as an increase to net revenue for the fourth quarter and full year 2010.

(e)	Represents charges related to accruals established for certain legal proceedings.
(f)	Represents the net gain recorded upon extinguishment of portions of the company's term loan.
(g)	Represents a change in estimate related to a restructuring charge recorded in the second half of 2009.

Gross Bookings and Net Revenue, at Constant Currency
The company's reporting currency is the U.S. Dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. Dollar relative to the currencies of the international markets in which the company operates, particularly the Pound sterling, Euro, Swiss franc and Australian dollar. Management evaluates the company's operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the company's operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q4, 2011 Reported Gross Bookings	$2,056,277	$461,734	$2,518,011

Q4, 2010 Reported Gross Bookings	$2,114,917	$435,832	$2,550,749
Impact of Foreign Exchange Rates	—	5,107	5,107
Q4, 2010 Gross Bookings at Constant Currency	$2,114,917	$440,939	$2,555,856

Reported Gross Bookings Growth	(3)%	6%	(1)%
Gross Bookings Growth at Constant Currency	(3)%	5%	(1)%

Net Revenue
Q4, 2011 Reported Net Revenue	$128,547	$48,599	$177,146

Q4, 2010 Reported Net Revenue	$135,707	$46,657	$182,364
Impact of Foreign Exchange Rates	—	806	806
Q4, 2010 Net Revenue at Constant Currency	$135,707	$47,463	$183,170

Reported Net Revenue Growth	(5)%	4%	(3)%
Net Revenue Growth at Constant Currency	(5)%	2%	(3)%

	Years Ended
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
2011 Reported Gross Bookings	$9,097,885	$2,242,633	$11,340,518

2010 Reported Gross Bookings	$9,563,755	$1,806,422	$11,370,177
Impact of Foreign Exchange Rates	—	149,575	149,575
2010 Gross Bookings at Constant Currency	$9,563,755	$1,955,997	$11,519,752

Reported Gross Bookings Growth	(5)%	24%	—%
Gross Bookings Growth at Constant Currency	(5)%	15%	(2)%

Net Revenue
2011 Reported Net Revenue	$547,120	$219,699	$766,819

2010 Reported Net Revenue	$579,585	$177,902	$757,487
Impact of Foreign Exchange Rates	—	16,983	16,983
2010 Net Revenue at Constant Currency	$579,585	$194,885	$774,470

Reported Net Revenue Growth	(6)%	23%	1%
Net Revenue Growth at Constant Currency	(6)%	13%	(1)%

Appendix B: Trended Operating Metrics

	2009	2010				2011
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Gross Bookings (in thousands)
Domestic
Standalone Air	$1,627,674	$1,816,137	$2,073,924	$1,768,632	$1,638,738	$1,744,530	$1,834,354	$1,671,058	$1,562,862
Non-air	455,896	621,260	584,194	584,691	476,179	632,074	579,707	579,885	493,415
Total	2,083,570	2,437,397	2,658,118	2,353,323	2,114,917	2,376,604	2,414,061	2,250,943	2,056,277
International
Standalone Air	234,811	316,107	274,593	280,848	268,084	375,404	367,506	355,077	286,193
Non-air	138,374	176,739	144,928	177,375	167,748	223,142	215,640	244,130	175,541
Total	373,185	492,846	419,521	458,223	435,832	598,546	583,146	599,207	461,734
Orbitz Worldwide
Standalone Air	1,862,485	2,132,244	2,348,517	2,049,480	1,906,822	2,119,934	2,201,860	2,026,135	1,849,055
Non-air	594,270	797,999	729,122	762,066	643,927	855,216	795,347	824,015	668,956
Total	$2,456,755	$2,930,243	$3,077,639	$2,811,546	$2,550,749	$2,975,150	$2,997,207	$2,850,150	$2,518,011
Year over Year Gross Bookings Growth
Domestic	15%	21%	17%	10%	2%	(2)%	(9)%	(4)%	(3)%
International	35%	41%	19%	26%	17%	21%	39%	31%	6%
Orbitz Worldwide	18%	24%	17%	12%	4%	2%	(3)%	1%	(1)%
At Constant Currency
Domestic	15%	21%	17%	10%	2%	(2)%	(9)%	(4)%	(3)%
International	16%	25%	20%	29%	18%	16%	20%	17%	5%
Orbitz Worldwide	15%	22%	18%	13%	4%	1%	(5)%	(1)%	(1)%
Orbitz Worldwide Transaction Growth	20%	20%	5%	5%	1%	(7)%	(9)%	(7)%	(10)%
Orbitz Worldwide Hotel Room Night Growth	13%	13%	9%	5%	4%	(2)%	(1)%	(1)%	(2)%
Net Revenue (in thousands)
Domestic
Standalone Air Transactional	$46,408	$52,846	$53,867	$48,280	$49,757	$50,095	$47,650	$43,977	$42,726
Non-air Transactional	70,372	77,420	84,896	88,357	73,743	71,610	81,772	85,444	73,738
Non-transactional	18,095	13,729	12,547	11,936	12,207	12,628	12,604	12,793	12,083
Total	134,875	143,995	151,310	148,573	135,707	134,333	142,026	142,214	128,547
International
Standalone Air Transactional	13,066	18,779	16,996	16,920	17,123	22,405	21,872	19,873	16,569
Non-air Transactional	25,511	23,404	24,191	27,683	28,170	26,978	35,943	38,944	29,998
Non-transactional	1,241	975	994	1,303	1,364	1,207	1,985	1,893	2,032
Total	39,818	43,158	42,181	45,906	46,657	50,590	59,800	60,710	48,599
Orbitz Worldwide	$174,693	$187,153	$193,491	$194,479	$182,364	$184,923	$201,826	$202,924	$177,146
International as a % of Total Net Revenue	23%	23%	22%	24%	26%	27%	30%	30%	27%
Year over Year Net Revenue Growth
Transactional
Domestic	(12)%	(7)%	5%	7%	6%	(7)%	(7)%	(5)%	(6)%
International	49%	37%	9%	7%	17%	17%	40%	32%	3%
Orbitz Worldwide	(2)%	1%	6%	7%	9%	(1)%	4%	4%	(3)%
Transactional at Constant Currency
Domestic	(12)%	(7)%	5%	7%	6%	(7)%	(7)%	(5)%	(6)%
International	25%	19%	6%	7%	16%	10%	19%	17%	1%
Orbitz Worldwide	(5)%	(2)%	5%	7%	8%	(2)%	—%	1%	(4)%
Non-transactional	(10)%	(16)%	(22)%	(24)%	(30)%	(6)%	8%	11%	4%
Orbitz Worldwide	(3)%	(1)%	3%	4%	4%	(1)%	4%	4%	(3)%
Orbitz Worldwide at Constant Currency	(6)%	(3)%	2%	4%	4%	(3)%	—%	1%	(3)%